Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 4, 2016 by and among Argos Therapeutics, Inc., a Delaware corporation (the “Company”), and the Investors identified on Exhibit A attached hereto (each an “Investor” and collectively the “Investors”).

RECITALS

A. The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, (i) shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) warrants in the form attached hereto as Exhibit B to purchase Common Stock (each, a “Common Warrant” and collectively, the “Common Warrants”); and

B. Contemporaneously with the sale of the Initial Closing Securities (as defined below), the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the resale by the Investors of the Shares and the Common Warrant Shares (as defined below) under the 1933 Act (as defined below), and the rules and regulations promulgated thereunder.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“ADAPT Study” has the meaning set forth in Section 3.2(a).

“Additional Closing” has the meaning set forth in Section 3.3(a).

“Additional Closing Conditions” has the meaning set forth in Section 3.3(a).

“Additional Closing Date” has the meaning set forth in Section 3.3(a).

“Additional Closing Last Sale Price” has the meaning set forth in Section 2.3.

“Additional Closing Option” has the meaning set forth in Section 3.3(a).

“Additional Closing Notice” has the meaning set forth in Section 3.3(a).

“Additional Closing Purchase Price” has the meaning set forth in Section 2.3.

“Additional Closing Shares” means Shares in number equal to (a) the Required Financing Amount divided by (b) the Additional Closing Purchase Price, rounded down to the nearest whole share.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Approved Transaction Budget” shall mean the budget addressing the use of proceeds from the sale of Closing Securities hereunder which was approved by the Board, including a majority of the Investor Directors, on March 3, 2016, as it may be modified from time to time by the Board, including a majority of the Investor Directors, in accordance with Section 7.3.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Carry-over Purchase Price” has the meaning set forth in Section 2.3.

“Closing Date” means any of the Initial Closing Date, the Second Closing Date or the Additional Closing Date.

“Closings” means collectively the Initial Closing, the Second Closing and the Additional Closing.

“Closing Securities” means collectively the Initial Closing Securities, the Second Closing Securities and the Additional Closing Shares.

“Common Stock” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Common Warrants” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Common Warrant Shares” means the shares of Common Stock issuable upon exercise of the Common Warrants.

“Company” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4.15(a).

“Company’s Knowledge”, or “knowledge” with respect to the Company, means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after reasonable due inquiry and investigation.

“Company Party” shall have the meaning set forth in Section 8.3(b).

“Company Sale” shall have the meaning set forth in Section 6.4(c).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Damages” has the meaning set forth in Section 8.3(a).

“Default Notice” has the meaning set forth in Section 8.2.

“Environmental Laws” has the meaning set forth in Section 4.16.

“Evaluation Date” has the meaning set forth in Section 4.26.

“Excess Voting Securities” means voting securities of the Company held by PHS and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with PHS for purposes of Section 13(d) of the 1934 Act that, with respect to a matter submitted to a general vote of the Company’s stockholders and as of the record date for the vote on such matter, collectively have voting power equal to (i) the total voting power of all voting securities of the Company then held by PHS and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with PHS for purposes of Section 13(d) of the 1934 Act, less (ii) 33% of the voting power of the total number of voting securities of the Company outstanding as of such record date.

“FDA” has the meaning set forth in Section 4.29.

“First IDMC Meeting” has the meaning set forth in Section 3.2(a).

“Foreign Investor” means each of PHS, Forargos B.V., Tianyi Lummy International Holdings Group Ltd., China BioPharma Capital I, L.P. and TVM V Life Science Ventures GmbH & Co. KG.

“GAAP” has the meaning set forth in Section 4.18.

“IDMC” has the meaning set forth in Section 3.2(a).

“Initial Closing” has the meaning set forth in Section 3.1(a).

“Initial Closing Date” has the meaning set forth in Section 3.1(a).

“Initial Closing Securities” means the Shares and the Common Warrants sold in the Initial Closing.

“Initial Closing Purchase Amount” means, as to an Investor, the aggregate amount to be paid for the Initial Closing Securities purchased hereunder as specified opposite such Investor’s name on Exhibit A attached hereto, under the column entitled “Aggregate Purchase Price of Initial Closing Securities,” in United States Dollars and in immediately available funds.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including, but not limited to, data, data bases and documentation).

“Investor” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Investor Directors” means each of Andrei Petrov, Alexey Vinogradov, Hubert Birner and Sander van Deventer for so long as they are directors of the Company.

“Investor Party” has the meaning set forth in Section 8.3(a).

“License Agreements” has the meaning set forth in Section 4.15(b).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, financial condition, business or prospects of the Company and its subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company is a party or by which it is bound which has been filed or is required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Stock Market.

“Per Unit Purchase Price” has the meaning set forth in Section 2.1.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“PHS” shall mean Pharmstandard International S.A.

“PHS Director” means each of Andrei Petrov and Alexey Vinogradov.

“Purchase Price” means the total purchase price of the Initial Closing Securities and the Second Closing Securities, excluding any proceeds from exercise of the Common Warrants.

“Press Release” has the meaning set forth in Section 9.7.

“Price Floor” has the meaning set forth in Section 2.3.

“Qualifying Proposal” has the meaning set forth in Section 7.9(a).

“Registration Rights Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Required Financing Amount” means the amount by which $60,000,000 exceeds the sum of (a) the Purchase Price (assuming full performance by each Investor, other than PHS, of their obligations under this Agreement) and (b) all cash amounts received by the Company between the date of the Initial Closing and the date of the Additional Closing Notice (i) as consideration for any grant, sale, transfer, license, acquisition or disposition of intellectual property rights or other assets of the Company, (ii) in the form of debt or other equity financing (excluding any financing for construction of the manufacturing facility), (iii) from the sale of a royalty interest or similar transaction and (iv) from the exercise of any of the Common Warrants.

“Remaining Securities” has the meaning set forth in Section 8.2.

“Requisite Stockholder Approval” has the meaning set forth in Section 7.9(a).

“Reserved Amount” has the meaning set forth in Section 7.1.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.7.

“Second Closing” has the meaning set forth in Section 3.2(a).

“Second Closing Date” has the meaning set forth in Section 3.2(a).

“Second Closing Milestone” has the meaning set forth in Section 3.2(a).

“Second Closing Notice” has the meaning set forth in Section 3.2(a).

“Second Closing Securities” means the Shares and the Common Warrants to be sold in the Second Closing.

“Second Closing Purchase Amount” means, as to an Investor, the aggregate amount to be paid for the Second Closing Securities to be purchased hereunder as specified opposite such Investor’s name on Exhibit A attached hereto, under the column entitled “Aggregate Purchase Price of Second Closing Securities,” in United States Dollars and in immediately available funds.

“Second IDMC Meeting” has the meaning set forth in Section 3.3(a).

“Securities” means the Shares, the Common Warrants and the Common Warrant Shares.

“Shares” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transfer Agent” has the meaning set forth in Section 7.10(c).

“Transferred Securities” has the meaning set forth in Section 7.10(a).

“Transaction Documents” means this Agreement, the Common Warrants and the Registration Rights Agreement.

“U.S. Person” has the meaning set forth in Section 5.8(a).

“U.S. Investor” means each of Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund and Wasatch Micro Cap Fund.

“Warrant Exercise Price” has the meaning set forth in Section 2.1.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares and Common Warrants.

2.1. On the Initial Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and the Investors will purchase, severally and not jointly, (a) the respective numbers of Shares set forth opposite the names of the Investors under the heading “Number of Shares to be Purchased in the Initial Closing” on Exhibit A attached hereto and (b) Common Warrants to purchase 0.75 shares of Common Stock for every one Share purchased in the Initial Closing (for the avoidance of doubt, the respective numbers of Common Warrant Shares issuable upon exercise of the Common Warrants to be purchased at the Initial Closing are set forth opposite the names of the Investors under the heading “Number of Common Warrant Shares Underlying Common Warrants Purchased in the Initial Closing” on Exhibit A attached hereto), at a price per Share and accompanying Common Warrant equal to $5.44375 (the “Per Unit Purchase Price”). The Common Warrants shall have an exercise price per Common Warrant Share equal to $5.35 (the “Warrant Exercise Price”).

2.2. On the Second Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and the Investors will purchase, severally and not jointly, the respective numbers of Shares set forth opposite the names of the Investors under the heading “Number of Shares to be Purchased in the Second Closing” on Exhibit A attached hereto and Common Warrants to purchase 0.75 shares of Common Stock for every one Share purchased at the Second Closing (for the avoidance of doubt, the respective numbers of Common Warrant Shares issuable upon exercise of the Common Warrants to be

Purchased at the Second Closing are set forth opposite the names the Investors under the heading “Number of Common Warrant Shares Underlying Common Warrants Purchased in the Second Closing” on Exhibit A attached hereto), at a price per Share and accompanying Common Warrant equal to the Per Unit Purchase Price. The Common Warrants shall have an exercise price equal to the Warrant Exercise Price.

2.3. On the Additional Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and PHS will purchase, the Additional Closing Shares at a price per Share equal to the lower of (a) $5.35 (the “Carry-over Purchase Price”) and (b) the last reported sale price of the Common Stock on Nasdaq on the date that the Additional Closing Notice is sent by the Company to PHS (the “Additional Closing Last Sale Price”); provided, however that the purchase price for the Additional Closing Shares may not be less than $1.50 per Share (the “Price Floor,” and the amount calculated pursuant to this Section 2.3, the “Additional Closing Purchase Price”).

2.4. Adjustments for Stock Dividends and Splits.

(a) In the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock after the effectiveness of this Agreement and prior to the Initial Closing or the Second Closing, as the case may be, the number of shares of Common Stock to be sold to an Investor in such Closing, the number of Common Warrant Shares issuable upon Common Warrants issued in such Closing, and the Per Unit Purchase Price and the Warrant Exercise Price for such Closing, shall be appropriately adjusted and Exhibit A attached hereto shall be updated accordingly.

(b) In the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock after the effectiveness of this Agreement and prior to the Additional Closing, the Additional Closing Last Sale Price, the Carry-over Purchase Price and the Price Floor shall be appropriately adjusted, as applicable.

3. The Closings.

3.1. The Initial Closing.

(a) Upon the satisfaction of the conditions set forth in Section 6.1, the completion of the purchase and sale of the Initial Closing Securities (the “Initial Closing”) shall occur remotely via exchange of documents and signatures on the third trading day following the date hereof or at such other time as is agreed to by the Company and the Investors (the date of the Initial Closing, the “Initial Closing Date”).

(b) On the Initial Closing Date, each Investor shall deliver or cause to be delivered to the Company the Initial Closing Purchase Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company on or prior to the Initial Closing Date.

3.2. The Second Closing.

(a) Subject to the satisfaction of the conditions set forth in Section 6.2, the completion of the purchase and sale of the Second Closing Securities (the “Second Closing”) shall occur within thirty (30) days after the Company’s achievement of the Second Closing Milestone (the “Second Closing Date”), provided that the Second Closing Date shall in no event occur earlier than June 1, 2016 and shall otherwise be no less than ten (10) days after the date of the Second Closing Milestone Notice; provided, further, that if the Second Closing Milestone is not achieved prior to September 30, 2016, then the Investors shall have no obligation to complete the Second Closing. Within ten (10) days following achievement of the Second Closing Milestone, the Company shall provide the Investors with written notice thereof (the “Second Closing Milestone Notice”), which notice shall also indicate the Second Closing Date and, with respect to each Investor, the number of Shares and Common Warrants that such Investor is obligated to purchase at the Second Closing and the Second Closing Purchase Amount for such Investor in accordance with the terms of this Agreement. The “Second Closing Milestone” shall mean a recommendation by the Independent Data Monitoring Committee (the “IDMC”) for the Company’s ongoing pivotal phase 3 clinical trial of AGS-003 (the “ADAPT Study”) at or following the IDMC’s next regular meeting following the Initial Closing Date (currently scheduled for June 2016) (the “First IDMC Meeting”) that the Company (a) continue the ADAPT Study or (b) discontinue the ADAPT Study based on favorable efficacy.

(b) On the Second Closing Date, each Investor shall deliver or cause to be delivered to the Company the Second Closing Purchase Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company on or prior to the Second Closing Date.

3.3. The Additional Closing.

(a) Upon satisfaction of the Additional Closing Conditions, the Board shall have the right, exercisable until February 28, 2017, to require PHS to purchase the Additional Closing Shares at the Additional Closing Purchase Price (the “Additional Closing Option”), subject to the satisfaction of the conditions set forth in Section 6.2. The completion of the purchase and sale of the Additional Closing Shares (the “Additional Closing”) shall occur at a time to be determined by the Board (the “Additional Closing Date”), provided that the Additional Closing Date shall in no event be earlier than November 15, 2016 and shall otherwise be no more than thirty (30) days, and no less than ten (10) days, after the date of the Additional Closing Notice. The Company shall provide PHS with written notice of its exercise of such option (the “Additional Closing Notice”), which notice shall also indicate the Additional Closing Date, the number of Additional Closing Shares that PHS is obligated to purchase at the Additional Closing and the Additional Closing Purchase Price. Notwithstanding the foregoing, if the Additional Closing Purchase Price is less than the Carry-over Purchase Price, the Company may elect to proceed with the Additional Closing only if it has received Requisite Stockholder Approval or stockholder approval is not otherwise required under Nasdaq rules. The “Additional Closing Conditions” shall mean (i) the Board having reasonably determined, as of the date of the Additional Closing Notice, that the Company’s remaining cash and cash equivalents are not sufficient to fund at least three months of operations in accordance with the Approved Transaction Budget and (ii) the IDMC having held its next regular meeting after the First IDMC Meeting (currently anticipated to be held in November or December 2016) (the “Second IDMC Meeting”) and having made a recommendation at or following the Second IDMC Meeting for the ADAPT Study that the Company (a) continue the ADAPT Study or (b) discontinue the ADAPT Study based on favorable efficacy.

(b) On the Additional Closing Date, PHS shall deliver or cause to be delivered to the Company the Required Financing Amount via wire transfer of immediately available funds pursuant to the wire instructions delivered to PHS by the Company on or prior to the Additional Closing Date.

3.4. Delivery.

(a) At each of the Initial Closing and the Second Closing, the Company shall deliver or cause to be delivered to each Investor the following in each case subject to adjustment as provided in Section 2.4:

(i) Shares registered in the name of the Investor, in an amount equal to number of Shares set forth opposite the name of such Investor under the heading “Number of Shares to be Purchased in the Initial Closing” or “Number of Shares to be Purchased in the Second Closing,” as applicable, on Exhibit A attached hereto; and

(ii) a Common Warrant registered in the name of such Investor, to purchase up to the number of Common Warrant Shares set forth opposite the name of such Investor under the heading “Number of Common Warrant Shares Underlying Common Warrants Purchased in the Initial Closing” or “Number of Common Warrant Shares Underlying Common Warrants Purchased in the Second Closing,” as applicable, on Exhibit A attached hereto.

(b) At the Additional Closing, the Company shall deliver or cause to be delivered to PHS Shares registered in the name of PHS, in an amount equal to number of Additional Closing Shares.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except as described in the SEC Filings or any disclosure schedule of the Company delivered to the Investors on the date hereof or on the date of each Closing, any of which qualifies these representations and warranties in their entirety other than the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.10(i)(a), 4.21, 4.22, 4.23,4.28 and 4.32, and except for representations and warranties made as of a specific date, the statements contained in this Section 4 are accurate as of the date of this Agreement and as of each Closing:

4.1. Organization, Good Standing and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2. Authorization. The Company has the requisite corporate power and authority and has taken all requisite corporate action necessary for, and no further action on the part of the Company, its officers, directors and stockholders is necessary for, (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Closing Securities and Common Warrant Shares. The Board has determined, at a duly convened meeting or pursuant to a unanimous written consent, that the issuance and sale of the Closing Securities, and the consummation of the transactions contemplated this Agreement and the other Transaction Documents (including, without limitation, the issuance of the Common Warrant Shares), are in the best interest of the Company.

4.3. Due Execution; Enforceability. This Agreement has been and, at or prior to each Closing, each other Transaction Document to be delivered at each Closing will be, duly executed and delivered by the Company. This Agreement constitutes and, upon the execution and delivery thereof by the Company, each other Transaction Document will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

4.4. Capitalization. The Company is authorized under its Certificate of Incorporation to issue 200,000,000 shares of Common Stock. The Company’s disclosure of its issued and outstanding capital stock in its most recent SEC Filing containing such disclosure was accurate in all material respects as of the date indicated in such SEC Filing. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of such shares were issued in violation of any pre-emptive rights and such shares were issued in compliance in all material respects with applicable state and federal securities law and any rights of third parties. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to the issuance by the Company of any securities of the Company, except as have been duly and validly waived. There are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, except as contemplated by this Agreement (other than options or equity awards granted under the Company’s equity incentive plans or inducement awards granted pursuant to arrangements approved by the Company’s board of directors). Except as provided in the Registration Rights Agreement, neither the filing of the registration statements required to be filed by the Registration Rights Agreement nor the offering or sale of the Closing Securities as contemplated by this Agreement gives rise to any rights for or relating to the registration of any shares of Common Stock or other securities of the Company under the 1933 Act, except as have been duly and validly waived.

The issuance and sale of the Closing Securities hereunder or the Common Warrant Shares will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as disclosed in the SEC Filings, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events. Except as disclosed in the SEC Filings, the Company has no material indebtedness outstanding as of the date hereof.

4.5. Valid Issuance. The Closing Securities have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws, and, assuming the accuracy of the representations and warranties in Section 5, will be delivered in compliance with all applicable federal and state securities laws. The Common Warrant Shares have been duly and validly authorized and reserved for issuance and, upon exercise of the Common Warrants in accordance with their terms, including the payment of any exercise price therefor, will be validly issued, fully paid and nonassessable and will be sold free and clear of any liens, and, assuming the accuracy of the representations and warranties in Section 5, will be delivered in compliance with all applicable federal and state securities laws. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Shares and the Common Warrant Shares.

4.6. Consents. Except as provided herein or therein, the execution, delivery and performance by the Company of its obligations under the Transaction Documents and the offer, issuance and sale of the Closing Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the rules and regulations of Nasdaq, and other than the registration statements required to be filed by the Registration Rights Agreement and the applicable consents and approvals related thereto.

4.7. Delivery of SEC Filings; Business. The Company has made available to the Investors through the EDGAR system, true and complete copies of the Company’s filings pursuant to the 1934 Act, including the exhibits thereto (collectively, the “SEC Filings”). The Company has made all filings required to be made pursuant to the 1934 Act during the twelve months preceding the date hereof and the date of the applicable Closing. The Company is engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company.

4.8. No Material Adverse Change. Since September 30, 2015, except as identified and described in the SEC Filings, there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s most recent SEC Filing, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment by the Company of any dividend, or any authorization or payment by the Company of any distribution, on any of the capital stock of the Company, or any redemption or repurchase by the Company of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of the Company of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

(vi) any change or amendment to the Company’s Certificate of Incorporation or By-laws, or material change to any Material Contract or arrangement by which the Company is bound or to which any of its assets or properties is subject;

(vii) any material transaction entered into by the Company other than in the ordinary course of business;

(viii) the loss of the services of any key employee, or material change in the compensation or duties of the senior management of the Company;

(ix) any action taken by the by the Company or a Subsidiary of the Company to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any knowledge that any of the creditors of the Company or a Subsidiary of the Company intend to initiate involuntary bankruptcy proceedings, nor has the Company or any Subsidiary of the Company received any notice from any such creditor threatening any such action; or

(x) any other event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect.

4.9. SEC Filings. At the time of filing thereof, the SEC Filings (including all exhibits and schedules thereto and the documents incorporated by reference) complied as to form in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the SEC Filings have been filed as required.

4.10. No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Closing Securities in accordance with the provisions thereof will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under, the

Company’s Certificate of Incorporation or the Company’s By-laws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system), or (b) assuming the accuracy of the representations and warranties in Section 5, any applicable statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, or any of its assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except, in the case of clauses (i)(b) and (ii) only, for such conflicts, breaches, violations and defaults as have not, and would not reasonably be expected to have a Material Adverse Effect. This Section does not relate to matters with respect to tax status, which are the subject of Section 4.11, employee relations and labor matters, which are the subject of Section 4.14, and environmental laws, which are the subject of Section 4.16.

4.11. Tax Matters. The Company and each Subsidiary of the Company has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary of the Company with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary of the Company nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company. All taxes and other assessments and levies that the Company or any Subsidiary of the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary of the Company or any of their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company or any Subsidiary of the Company and any other corporation or entity. The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

4.12. Title to Properties. The Company and each Subsidiary of the Company (a) has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by it and (b) holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by it.

4.13. Certificates, Authorities and Permits. The Company and each Subsidiary of the Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the Company.

4.14. Labor Matters.

(a) The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b) (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

(c) The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. There are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local law, statute or ordinance barring discrimination in employment.

4.15. Intellectual Property.

(a) The Company, together with its Subsidiaries, owns, possesses, licenses or has other rights to use all material Intellectual Property as necessary for use in connection with its business (the “Company Intellectual Property”). There is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by any Person that the Company’s business as now conducted infringes or otherwise violates any Intellectual Property rights of any third party or any confidentiality obligations owed to a third party. To the Company’s Knowledge, there is no existing infringement by another Person of any of the Company Intellectual Property that would have or would reasonably be expected to have a Material Adverse Effect. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Company Intellectual Property, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Company Intellectual Property to which the Company or any Subsidiary of the Company is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and to the Company’s Knowledge there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement, in each case that would reasonably be expected to have a Material Adverse Effect.

(c) All material licenses or other material agreements under which the Company is granted rights to Intellectual Property are, to the Company’s Knowledge, in full force and effect and, to the Company’s Knowledge, there is no material default by any other party thereto, except as would not reasonably be expected to have a Material Adverse Effect. The Company has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the rights to the Intellectual Property purported to be granted thereby.

(d) The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Company Intellectual Property.

4.16. Environmental Matters. Neither the Company nor any Subsidiary of the Company is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), has released any hazardous substances regulated by Environmental Law on to any real property that it owns or operates, has received any notice or claim it is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, release, notice, claim, or liability would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that would reasonably be expected to lead to such a claim.

4.17. Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company is a party or to which any property of the Company is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; to the Company’s Knowledge, no such investigations, actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by others; and there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the 1933 Act or 1934 Act to be described in the SEC Filings that are not so described in the SEC Filings. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1933 Act or the 1934 Act.

4.18. Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal, immaterial year-end audit adjustments, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act). Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

4.19. Insurance Coverage. The Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure. The Company has no reason to believe that it will not be able to renew any existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue doing business as currently conducted without a significant increase in cost, other than normal increases in the industry. Without limiting the generality of the foregoing, the Company maintains directors and officers insurance in an amount deemed to be reasonable and appropriate by the Board.

4.20. Compliance with Nasdaq Continued Listing Requirements. The Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any reasonable basis for, the delisting of the Common Stock from Nasdaq.

4.21. Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.21 that may be due in connection with the transactions contemplated by this Agreement or the Transaction Documents.

4.22. No Offers or Sales Requiring Registration. Neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or the right to purchase any security, or solicited any offers to buy any security or any such right, under circumstances that would require registration of the Closing Securities under the 1933 Act.

4.23. Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Closing Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.24. Questionable Payments. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective current or former directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary of the Company, has on behalf of the Company or any Subsidiary of the Company or in connection with its business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets which is in violation of law; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary of the Company; (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature; or (f) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.25. Transactions with Affiliates. Except as contemplated by the Transaction Agreements, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary of the Company (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), that would be required to be disclosed in the SEC Filings pursuant to Section 404 of Regulation S-K that is not so disclosed.

4.26. Internal Controls. The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company and required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is made known to the certifying officers by others within the Company, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls over financial reporting. The Company maintains a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.27. Required Filings. Except for the transactions contemplated by this Agreement, including the acquisition of the Closing Securities contemplated hereby, no event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

4.28. Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following each of the Closings will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.29. Tests and Preclinical and Clinical Trials. The studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company that are described in the SEC Filings were and, if still pending, are being, conducted in all material respects in accordance with the protocols submitted to the U.S. Food and Drug Administration (the “FDA”) or any foreign governmental body exercising comparable authority, procedures and controls pursuant to, where applicable, accepted professional and scientific standards, and all applicable laws and regulations; the descriptions of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company, and the results thereof, contained in the SEC Filings are true and correct in all material respects; the Company is not aware of any other studies, tests or preclinical and clinical trials, the results of which call into question the results described in the SEC Filings; and the Company has not received any notices or correspondence from the FDA, any foreign, state or local governmental body exercising comparable authority or any Institutional Review Board requiring the termination, suspension, material modification or clinical hold of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

4.30. Key Employees. Each of the Company’s executive officers (as defined in Rule 405 under the 1933 Act) is currently serving in the capacity described in the SEC Filings. The Company has no knowledge of any fact or circumstance (including without limitation (i) the terms of any agreement to which such person is a party or any litigation in which such person is or may become involved and (ii) any illness or medical condition that would reasonably be expected to result in the disability or incapacity of such person) that would limit or prevent any such person from serving in such capacity on a full-time basis in the foreseeable future, or of any intention on the part of any such person to limit or terminate his or her employment with the Company.

4.31. ERISA. The Company does not maintain or contribute to, or have any obligation under, any pension plan. The Company is in compliance in all material respects with the presently applicable provisions of ERISA and the United States Internal Revenue Code of 1986, as amended, except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

4.32. Manipulation of Price. The Company has not, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

4.33. Fees. Except as contemplated by Section 9.5 hereof, the Company is not obligated to pay any compensation or other fee, cost or related expenditure to any underwriter, broker, agent or other representative in connection with the transactions contemplated by this Agreement. The Company will indemnify and hold harmless the Investors from and against any claim against the Investors by any Person alleging that, as a result of any agreement or arrangement between such Person and the Company, the Investors are obligated to pay any such compensation fee, cost or related expenditure in connection with the transactions contemplated hereby or the other Transaction Documents.

4.34. Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

4.35. Solvency. After giving effect to the transactions contemplated by this Agreement (including the consummation of each of the Initial Closing, the Second Closing and the Additional Closing), (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing indebtedness as such indebtedness matures or is otherwise payable and (ii) the current cash flow of the Company, together with the proceeds the Company would receive upon liquidation of its assets, after taking into account all anticipated uses of such amounts, would be sufficient to pay all indebtedness when such indebtedness is required to be paid. The Company has no knowledge of any facts or circumstances which lead it to believe that, after giving effect to the transactions contemplated by this Agreement (including the consummation of each of the Initial Closing, the Second Closing and the Additional Closing), it will be required to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction, and has no present intention to so file.

4.36. Acknowledgement of Dilution. The Company acknowledges that the issuance of Common Warrant Shares upon exercise of the Common Warrants may result in dilution of the outstanding shares of Common Stock. The Company further acknowledges that its obligation to issue Common Warrant Shares in accordance with the terms of the Common Warrants is unconditional regardless of the effect of any such dilution.

4.37. Approved Transaction Budget. The Company has prepared the Approved Transaction Budget in good faith. The Approved Transaction Budget includes all material expenses reasonably expected to be incurred by the Company through the expiration of the period covered by the Approved Transaction Budget.

5. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1. Organization and Existence. Such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Securities pursuant to this Agreement.

5.2. Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3. Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4. Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5. Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities, and has conducted and completed its own independent due diligence. Such Investor acknowledges receipt of copies of the SEC Filings. Based on the information such Investor has deemed appropriate, it has independently made its own analysis and decision to enter into the Transaction Documents. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6. Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7. Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the 1933 Act. Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Securities and participation in the transactions contemplated by the Transaction Documents (i) comply and are consistent with all investment policies, guidelines and other restrictions applicable to such Investor and (ii) do not and will not violate or constitute a default under such Investor’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which such Investor is bound.

5.8. Foreign Investors. In the case of each Foreign Investor:

(a) Such Investor is not a United States person (as defined by Section 7701(a)(30) of the Code and/or Rule 902(k) promulgated under the 1933 Act) (a “U.S. Person”), and is not acquiring the Securities for the account or benefit of any U.S. Person.

(b) Such Investor has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. The Investor’s subscription and payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Investor’s jurisdiction.

(c) Such Investor will not offer or sell the Securities to a U.S. Person or to for the account or benefit of a U.S. Person prior to the expiration of the six-month period after the date on which such Investor purchased such Securities.

(d) Such Investor understands and acknowledges that the Securities have not been registered under the 1933 Act and are being offered and transferred in reliance upon the exemptions provided in Regulation S of the 1933 Act and the rules and regulations adopted thereunder. Accordingly, the Securities may not be offered or sold in the U.S. or to U.S. Persons unless the securities are registered under the 1933 Act, or an exemption for the regulation requirements is available. Furthermore, hedging transactions involving the Securities may not be conducted unless in compliance with the 1933 Act.

(e) Such Investor acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the Company shall, and shall instruct its transfer agent to, refuse to register any transfer of Securities that is not made in accordance with the provisions of Regulation S pursuant to registration under the 1933 Act or pursuant to an available exemption from registration required under the 1933 Act.

5.9. No General Solicitation. Such Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

5.10. Legends. It is understood that, except as provided below, certificates evidencing the Securities may bear one or all of the following or any similar legend:

(a) With respect to Foreign Investors: “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended and (iv) such transfer is in compliance with Regulation S under the Securities Act of 1933, as amended. Hedging transactions involving the securities represented hereby may not be conducted unless in compliance with the Securities Act of 1933, as amended.”

(b) With respect to U.S. Investors: “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144 or other applicable exemption from applicable securities laws. The Company may require an opinion of counsel to the holder of these securities, reasonably satisfactory to the Company, that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(c) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.11. Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12. Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Affiliate acting on its behalf or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.13. No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Securities.

5.14. No Intent to Effect a Change of Control. As of the date hereof, such Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.

5.15. No Rule 506 Disqualifying Activities. Such Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.

6. Conditions to Closing.

6.1. Conditions to the Investors’ Obligations at the Initial Closing. The obligation of each Investor to purchase Initial Closing Securities at the Initial Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Initial Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct on the Initial Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein and in any other Transaction Document required to be performed by it on or prior to the Initial Closing Date.

(b) With the exception of declarations of effectiveness by the SEC with respect to the registration statements contemplated in the Registration Rights Agreement, the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Initial Closing Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) The Company shall have executed and delivered the Registration Rights Agreement.

(d) The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares and the Common Warrant Shares, a copy of which shall have been provided to the Investors.

(e) That Brian J. Underdown shall have resigned as a director of the Company.

(f) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the Initial Closing or other transactions contemplated hereby or in the other Transaction Documents.

(g) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Vice President of Finance, dated as of the Initial Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d), (e), (f), (j), (l) and (m) of this Section 6.1.

(h) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Initial Closing Date, certifying the resolutions adopted by the Board approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Initial Closing Securities, certifying the current versions of the Certificate of Incorporation and By-laws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(i) The Investors shall have received an opinion from Wilmer Cutler Pickering Hale and Dorr LLP, the Company’s counsel, dated as of the Initial Closing Date, in form and substance reasonably acceptable to the Investors and addressing such legal matters as the Investors may reasonably request.

(j) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(k) The Company shall have authorized and reserved for issuance the aggregate number of shares of Common Stock issuable upon the exercise of Common Warrants to be issued at the Initial Closing.

(l) There shall be no injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Initial Closing or the other transactions contemplated hereby and by the other Transaction Documents.

(m) There shall not have occurred any material adverse change in the Company’s consolidated business or financial condition since the date of the Company’s most recent SEC Filing.

(n) The Common Stock shall be listed on Nasdaq.

6.2. Conditions to the Investors’ Obligations at the Second Closing and the Additional Closing. The obligation of each Investor to purchase Closing Securities at the Second Closing or the Additional Closing, as applicable, is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Second Closing Date or Additional Closing Date, respectively, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct on the Second Closing Date or Additional Closing Date, as applicable, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein and in any other Transaction Document required to be performed by it on or prior to the Second Closing Date or Additional Closing Date, as applicable.

(b) With the exception of declarations of effectiveness by the SEC with respect to the registration statements contemplated in the Registration Rights Agreement, the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Second Closing Securities or Additional Closing Shares, as applicable, and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the Second Closing Date or Additional Closing Date, as applicable, or other transactions contemplated hereby or in the other Transaction Documents.

(d) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Vice President of Finance, dated as of the Initial Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c), (f), (h) and (i) of this Section 6.2.

(e) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Initial Closing Date, certifying the resolutions adopted by the Board approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Certificate of Incorporation and By-laws of the Company, and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(f) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(g) In the case of the Second Closing, the Company shall have authorized and reserved for issuance the aggregate number of shares of Common Stock issuable upon the exercise of Common Warrants to be issued at the Second Closing.

(h) There shall be no injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the applicable Closing, or the other transactions contemplated hereby and by the other Transaction Documents.

(i) There shall not have occurred any material adverse change in the Company’s consolidated business or financial condition since the date of the Company’s most recent SEC Filing.

(j) The Common Stock shall be listed on Nasdaq.

6.3. Conditions to Obligations of the Company. The Company’s obligation to sell and issue Closing Securities at each Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the applicable Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors (other than any Investor having terminated its obligations hereunder pursuant to Section 6.4(a)(iv)) in Section 5 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investors (other than any Investor having terminated its obligations hereunder pursuant to Section 6.4(a)(iv)) shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) With respect to the Initial Closing, the Investors shall have executed and delivered the Registration Rights Agreement.

(c) Any Investor purchasing Closing Securities at such Closing shall have paid to the Company in full the purchase price for such Closing Securities as specified in this Agreement.

(d) There shall be no injunction, restraining order or decree of any nature of any court or governmental authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the applicable Closing, or the other transactions contemplated hereby and by the other Transaction Documents.

6.4. Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closings shall terminate as follows:

(i) Prior to the Second Closing, upon the mutual written consent of the Company and each of the Investors that agreed to purchase, or following the Initial Closing have purchased, Closing Securities pursuant to this Agreement;

(ii) Following the Second Closing, upon the mutual written consent of the Company and the Investors that have purchased a majority of the Closing Securities pursuant to this Agreement;

(iii) By the Company with respect to any Closing if any of the conditions set forth in Section 6.3 applicable to such Closing shall have become incapable of fulfillment with respect to each Investor, and shall not have been waived by the Company; or

(iv) With respect to the Initial Closing, by an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor, prior to the Initial Closing;

(v) With respect to the Second Closing or Additional Closing, by an Investor (with respect to itself only) if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Investor, prior to the applicable Closing;

provided, however, that, except in the case of clauses (i) and (ii) above, the party seeking to terminate its obligation to effect a Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect such Closing.

(b) In the event of termination by the Company or any Investor of its obligations to effect a Closing pursuant to this Section 6.4, written notice thereof shall be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect such Closing upon written notice to the Company and the other Investors. Nothing in this Section 6.4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

(c) In the event of the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a change of control of the Company (each, a “Company Sale”), the obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closings shall terminate. For purposes hereof, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a Person or group of affiliated Persons, of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock if, after such transfer, such Person or group of affiliated Persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

7. Further Covenants and Agreements.

7.1. Reservation of Common Stock. The Company shall, on each Closing and at all times thereafter, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Common Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Common Warrants issued pursuant to this Agreement in accordance with their respective terms (the “Reserved Amount”). While the Common Warrants are outstanding, the Company shall not reduce the Reserved Amount without obtaining prior written consent of the Investors.

7.2. Use of Proceeds. The Company shall use the net proceeds of the sale of the Closing Securities in all material respects in accordance with the Approved Transaction Budget; provided that in no event shall the aggregate spend of the Company with respect to the matters covered by the Approved Transaction Budget exceed the aggregate spend provided for by the Approved Transaction Budget; and provided further that such obligation shall terminate upon the expiration or termination of the Additional Closing Option (but in any event not prior to the Second Closing).

7.3. Approved Transaction Budget Review. The Board shall review the Approved Transaction Budget periodically, and in any event no less than once every two (2) months. Any changes to the Approved Transaction Budget shall be subject to the approval of the Board, which approval must include a majority of the Investor Directors; provided that if either PHS Director no longer serves on the Board, any changes to the Approved Transaction Budget shall be approved by the Board, which approval must include the remaining PHS Director; provided further that if no PHS Director serves on the Board, any changes to the Approved Transaction Budget shall be approved by the Board and by written consent from PHS. This Section 7.3 shall cease to be effective upon the expiration or termination of the Additional Closing Option (but in any event not prior to the Second Closing).

7.4. No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.5. Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.6. Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.7. Termination of Covenants. The provisions of Sections 7.4 through 7.6 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.8. Conduct of Business. For so long as the Additional Closing Option remains outstanding (and in any event so long as the Second Closing has not occurred), the Company agrees that it will (a) maintain its corporate existence in good standing, (b) comply in all material respects with all laws, rules, ordinances and regulations of all governmental authorities, (c) maintain, keep and preserve all of its properties necessary in the proper conduct of its businesses in good repair, working order and condition (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements and improvements thereto, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (d) pay or discharge before becoming delinquent (i) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (ii) all lawful claims for labor, material and supplies, which, if unpaid, might become a lien upon any of its property, except in each of the above instances where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (e) timely file with the SEC all reports required to be filed pursuant to the 1934 Act and refrain from terminating its status as an issuer required by the 1934 Act to file reports thereunder even if the 1934 Act or the rules or regulations thereunder would permit such termination.

7.9. Stockholder Approval.

(a) PHS hereby agrees that in the event that the Company determines to seek stockholder approval (the “Requisite Stockholder Approval”) of the sale and issuance of the Additional Closing Shares at the Additional Closing Purchase Price, including at a price per share that is less than the Carry-over Price (each, a “Qualifying Proposal”), (i) it shall vote, and cause its Affiliates to vote, all shares of the Company’s voting securities held by PHS (or its Affiliates) (subject to the limitations set forth in Section 7.10) in favor of the Qualifying Proposal and (ii) hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the officers of the Company, and each of them, with full power of substitution, with respect to the matters set forth in clause (i) of this Section 7.9(a), and hereby authorizes each of them to represent and to vote, if and only if PHS (or any of its Affiliates) (A) fails to vote or (B) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of clause (i) of this Section 7.9(a), all shares of voting securities held by PHS or its Affiliates as of the applicable record date in accordance with the terms of clause (i) of this Section 7.9(a), or to take any action necessary to effect clause (i) of this Section 7.9(a).

(b) Each of the proxy and power of attorney granted pursuant to Section 7.9(a) is given in consideration of the issuance of the Closing Securities to PHS and the agreements and covenants of the Company and the parties in connection with the matters and transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires prior to the issuance of any Closing Securities to PHS or the Company has obtained the Requisite Stockholder Approval.

7.10. Voting Agreement.

(a) PHS hereby agrees that, to the extent that and for so long as the total voting power of voting securities of the Company beneficially owned by PHS and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with PHS for purposes of Section 13(d) of the 1934 Act exceeds 33% of the voting power of the total number of voting securities of the Company then outstanding, in any election of directors and in any other matter submitted to a general vote of the stockholders of the Company (whether taken at an annual or special meeting of stockholders or by written action) (i) PHS shall and shall cause such Affiliates and such other Persons to vote any Excess Voting Securities in the same manner as and in the same proportion to the votes cast on the matter by the other holders of voting securities of the Company, and (ii) constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the officers of the Company, and each of them, with full power of substitution, with respect to the matters set forth in clause (i) of this Section 7.10, and hereby authorizes each of them to represent and to vote, if and only if PHS (or any of its Affiliates) (A) fails to vote or (B) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of clause (i) of this Section 7.10, all shares of voting securities held by PHS or such Affiliates as of the applicable record date in accordance with the terms of clause (i) of this Section 7.10, or to take any action necessary to effect clause (i) of this Section 7.10. The obligations set forth in this Section 7.10(a) shall terminate and be of no further force or effect upon the earlier of (i) the expiration of the Additional Closing Option and (ii) when the beneficial ownership of PHS and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with PHS for purposes of Section 13(d) of the 1934 Act (including for this purpose all shares of Common Stock issuable upon exercise of warrants and options held by such Persons) falls below 33% of the voting power of the total number of voting securities of the Company then outstanding. Notwithstanding the foregoing, the foregoing provisions shall not apply to any voting securities held by Persons that were not Affiliates of PHS or Persons whose beneficial ownership of Common Stock would be aggregated with PHS for purposes of Section 13(d) of the 1934 Act, in each case as of the date of this Agreement, except to the extent such Persons beneficially own voting securities of the Company that (i) were beneficially owned by PHS and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with PHS for purposes of Section 13(d) of the 1934 Act as of the date of this Agreement or (ii) were originally issued pursuant to this Agreement, including upon the exercise of the Common Warrants issued pursuant to this Agreement (collectively, the “Transferred Securities”), and with respect to such Persons, the term “Excess Voting Securities” shall only include the Transferred Securities and no other voting securities of the Company.

(b) Each of the proxy and power of attorney granted pursuant to Section 7.10(a) is given in consideration of the issuance of the Closing Securities to PHS and the agreements and covenants of the Company and the parties in connection with the matters and transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires prior to the issuance of any Closing Securities to PHS or the obligations set forth in Section 7.10(a) terminate as set forth in such Section 7.10(a).

(c) So long as the obligations of Section 7.10(a) are in full force and effect, but in no event later than June 30, 2017, if PHS or any of its Affiliates transfer any of the Securities to any Person that is not an Affiliate of PHS or such Affiliates, and such transfer is not made in connection with a Company Sale and results in the transferee and any Persons whose beneficial ownership of Common Stock would be aggregated with such transferee for purposes of Section 13(d) of the 1934 Act holding greater than 33% of the voting power of the total number of voting securities of the Company then outstanding, such transfer may only take place if the transferee agrees in writing to hold such Securities subject to the obligations set forth in Section 7.10(a) hereof. Any such transfer of Securities not made in compliance with the requirements of this Section 7.10(c) shall be null and void ab initio, shall not be recorded on the books of the Company or by the transfer agent for the Common Stock (the “Transfer Agent”) and shall not be recognized by the Company.

7.11. Removal of Legends. In connection with any sale or disposition of the Securities by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, the Company shall use its best efforts to cause the Transfer Agent to remove any restrictive legends related to the book entry account holding such Securities and make a new, unlegended entry for such book entry Securities sold or disposed of without restrictive legends within three trading days of the request of the Investor and receipt by the Company from the Investor of customary representations and other documentation reasonably acceptable to the Company in connection therewith. Subject to receipt by the Company of customary representations and other documentation reasonably acceptable to the Company in connection therewith, upon the earlier of such time as the Securities (i) have been sold or transferred pursuant to an effective registration statement, (ii) such time as the Securities have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Securities, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

7.12. Short Sales and Confidentiality After the Date Hereof. Each Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with such Investor will execute any Short Sales during the period from the date hereof until the earlier of such time as (i) such Investor has purchased all Closing Securities purchasable by it under this Agreement or (ii) its obligation to purchase any additional Closing Securities has been terminated pursuant to Section 6.4(a). Each Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Each Investor understands and acknowledges that the SEC currently takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the 1933 Act, as set forth in Item 239.10 of the Securities Act Sections Compliance and Disclosure Interpretations compiled by the SEC Division of Corporation Finance and hereby covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with such Investor shall execute any such short sales.

7.13. Observer Rights. As long as one or more Affiliates of PHS is serving on the Board, the Company shall invite at least one of such Affiliates to attend all meetings of the Audit Committee of the Board in a nonvoting observer capacity and, in this respect, shall give such Affiliate copies of all notices, minutes, consents, and other materials that it provides to the members of such committee. The Company shall reimburse such Affiliate for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Audit Committee of the Board.

7.14. Board Composition. Prior to the Initial Closing, the Board shall take action to reduce the number of directors constituting the entire Board from eight directors to seven directors, effective immediately following the resignation of Brian J. Underdown.

7.15. Consent to Registration Rights. Tianyi Lummy International Holdings Group Ltd. and China BioPharma Capital I, L.P. hereby consent to the grant by the Company of registration rights to the Investors pursuant to the Registration Rights Agreement.

8. Survival, Indemnification and Remedies.

8.1. Survival. The representations, warranties, covenants, indemnities and agreements contained in this Agreement, in the Transaction Documents shall survive the Closings of the transactions contemplated by this Agreement for the applicable statute of limitations.

8.2. Investor Default. If any Investor shall default in its obligation to purchase Securities that it has agreed to purchase hereunder at a Closing, the non-defaulting Investor or Investors shall have the option, at its or their sole discretion, to purchase any or all of the Securities that such defaulting Investor agreed to purchase hereunder at such Closing as set forth below. For the avoidance of doubt, in no event shall the Company have the right to require any non-defaulting Investor to purchase Securities that a defaulting Investor failed to purchase at a Closing. In the event of default by any Investor, the Company shall give written notice to the non-defaulting Investors of such default (the “Default Notice”), which Default Notice shall specify the amount of Securities that the defaulting Investor failed to purchase at the applicable Closing (the “Remaining Securities”). Each non-defaulting Investor shall have an option, exercisable for a period of 10 days following the date of delivery of the Default Notice, to purchase, on a pro rata basis according to the number of Securities owned by such Investor so electing, the Remaining Securities for the consideration and on the terms and conditions set forth in the Default Notice. Such option shall be exercised by the delivery by such Investor of written notice to the Secretary of the Company. In the event that the options to purchase Remaining Securities under this Section 8.2 have not been exercised by the non-defaulting Investors with respect to all of the Remaining Securities, those Investors who have exercised their options within the 10-day period specified in this Section 8.2 shall have an additional option, for a period of five days next succeeding the expiration of such 10-day period, to purchase all or any part of the balance of such Remaining Securities on the terms and conditions set forth in the Default Notice, which option shall be exercised by the delivery of written notice to the Secretary of the

Company. In the event there are two or more such Investors who choose to exercise the last-mentioned option for a total number of Remaining Securities in excess of the number available, the Remaining Securities available for each such Investor’s option shall be allocated to each such Investor pro rata based on the number of Securities owned by the Investor so electing. The closing of any purchase of Remaining Securities shall occur remotely via exchange of documents and signatures within seven days of the applicable notice to the Company of the applicable Investor’s election to purchase Remaining Securities in accordance with this Section 8.2.

8.3. Indemnification.

(a) Company Indemnification of Investors. In consideration of an Investor’s execution and delivery of this Agreement and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under the Transaction Documents to which it is a party, subject to the provisions of this Section 8.3(a) and Section 8.4, the Company shall indemnify and hold harmless each Investor, each of its directors, officers, shareholders, members, partners, employees, representatives, agents and advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title), each Person, if any, who controls the Investor (within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act), and the respective directors, officers, shareholders, members, partners, employees, representatives, agents and advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, an “Investor Party”), from and against all losses, liabilities, obligations, claims, damages, costs and expenses (including all judgments, amounts paid in settlement, court costs, reasonable attorneys’ fees and costs of defense and investigation) (collectively, “Damages”) that such Investor Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents to which it is a party, other than claims for indemnification within the scope of Section 6 of the Registration Rights Agreement; provided, however, that the foregoing indemnity shall not apply to any Damages to the extent, but only to the extent, that such Damages resulted directly and primarily from a breach of any of the Investor’s representations, warranties, covenants or agreements contained in this Agreement or the Registration Rights Agreement.

An Investor Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Company set forth in the Transaction Documents shall not in any way be affected by any investigation or knowledge of such Investor Party. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that an Investor Party knew or should have known that any representation or warranty might be inaccurate or that the Company failed to comply with any agreement or covenant. Any investigation by such Investor Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

To the extent that the foregoing undertakings by the Company set forth in this Section 8.2(a) may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Damages which is permissible under applicable law.

(b) Investor Indemnification of the Company. In consideration of the Company’s execution and delivery of this Agreement and sale of the Securities hereunder and in addition to all of an Investor’s other obligations under the Transaction Documents to which it is a party, subject to the provisions of this Section 8.3(b) and Section 8.4, each Investor shall severally, and not jointly, indemnify and hold harmless the Company, each of its directors, officers, stockholders, employees, representatives, agents and advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title), each Person, if any, who controls the Company (within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act), and the respective directors, officers, shareholders, members, partners, employees, representatives, agents and advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding the lack of such title or any other title) of such controlling Persons (each, a “Company Party”), from and against all Damages that such Company Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by such Investor in this Agreement or in the other Transaction Documents to which it is a party, other than claims for indemnification within the scope of Section 6 of the Registration Rights Agreement; provided, however, that the foregoing indemnity shall not apply to any Damages to the extent, but only to the extent, that such Damages resulted directly and primarily from a breach of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement or the Registration Rights Agreement.

A Company Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of such Investor set forth in the Transaction Documents shall not in any way be affected by any investigation or knowledge of such Company Party. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that a Company Party knew or should have known that any representation or warranty might be inaccurate or that such Investor failed to comply with any agreement or covenant. Any investigation by such Company Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

To the extent that the foregoing undertakings by such Investor set forth in this Section 8.3(b) may be unenforceable for any reason, such Investor shall make the maximum contribution to the payment and satisfaction of each of the Damages which is permissible under applicable law.

8.4. Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person, unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood and agreed that the indemnifying party shall not, in connection with any claim in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation or (ii) that includes the granting of any equitable relief or the admission by the indemnified party of its officers, directors, managers, partners or Affiliates of any legal, regulatory or ethical violations.

8.5. Remedies.

(a) Investors shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which Investors have been granted at any time under any other agreement or contract and all of the rights which Investors have under any law. The Company recognizes that in the event that it fails to perform, observe or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Investors. The Company therefore agrees that the Investors shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

(b) The Company shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. Each Investor recognizes that in the event that it fails to perform, observe or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Company. Each Investor therefore agrees that the Company shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

9. Miscellaneous.

9.1. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that, subject to Section 7.10, an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2. Counterparts; Faxes; E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or e-mail, which shall be deemed an original.

9.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if sent by electronic mail during normal business hours of the recipient, then notice shall be deemed given when sent, and if not sent during normal business hours, then notice shall be deemed given on the recipient’s next business day, (iii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iv) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (v) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Argos Therapeutics, Inc.

4233 Technology Drive

Durham, North Carolina 27704

Attention: Chief Executive Officer

Fax: (919) 287-6336

E-mail: jabbey@argostherapeutics.com

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Stuart Falber

Fax: (617) 526-5000

E-mail: Stuart.Falber@wilmerhale.com

If to the Investors:

to the addresses set forth on the signature pages hereto.

9.5. Expenses. The Company shall pay at each Closing the legal expenses of the Investors and shall also pay the legal expenses of the Investors incurred in connection with the resale registration obligations of the Company set forth in the Registration Rights Agreement; provided that the total expenses for which the Company shall be liable under this Section 9.5 shall not exceed $140,000.

9.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and (a) with respect to Sections 2.2, 3.2(a) and 6.2, each Investor and (b) with respect to the balance of the Agreement, (i) prior to the Initial Closing, Investors that agreed to purchase a majority of the Initial Closing Securities to be issued and sold pursuant to this Agreement and (ii) following the Initial Closing, Investors holding Securities representing a majority of the Securities issued pursuant to this Agreement then held by Investors, including all Common Warrant Shares issued or issuable upon exercise of the Common Warrants; provided that the terms of this Agreement relating to the Additional Closing may be amended or waived with the written consent of the Company and PHS alone. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. Any amendment or waiver effected in accordance with this paragraph shall be binding upon (i) prior to the Initial Closing, each Investor and (ii) following the Initial Closing, each holder of any Securities purchased under this Agreement at the time outstanding, and in each case, each future holder of all such Securities and the Company.

9.7. Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 8:30 a.m. (New York City time) on the trading day immediately following the date this Agreement is executed, the Company shall issue a press release disclosing the transactions contemplated by this Agreement (the “Press Release”). No later than 5:30 p.m. (New York City time) on the first trading day following the date this Agreement is executed, the Company will file a Current Report on Form 8-K attaching the press release described in the foregoing sentence as well as copies of the Transaction Documents. The parties acknowledge that from and after the issuance of the Press Release, no Investor shall be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents with respect to the transactions contemplated hereby that is not disclosed in the Press Release.

9.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9. Entire Agreement. This Agreement, including the signature pages and Exhibits, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10. Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12. Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Closing Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	ARGOS THERAPEUTICS, INC.

	By:	/s/ Lori R. Harrelson
		Name:	Lori R. Harrelson
		Title:	Vice President of Finance

[Signature Page to Securities Purchase Agreement]

INVESTOR:	PHARMSTANDARD INTERNATIONAL S.A.

	By:	/s/ Eriks Martinovskis
		Name:	Eriks Martinovskis
		Title:	Director

[Signature Page to Securities Purchase Agreement]

INVESTOR:	FORARGOS B.V.

	By:	/s/ S.J.H. Van Deventer/ H.A Slootweg
		Name:	S.J.H. Van Deventer/ H.A Slootweg
		Title:	Directors of Forbion I Management B.V., its director

[Signature Page to Securities Purchase Agreement]

INVESTOR:	TIANYI LUMMY INTERNATIONAL HOLDINGS GROUP LTD.

	By:	/s/ Ma Li

		Name: Title:	Ma Li President

[Signature Page to Securities Purchase Agreement]

INVESTOR:	CHINA BIOPHARMA CAPITAL I, L.P.

represented by its General Partner China BioPharma Capital I (GP) Ltd.	By:	/s/ Mirko Scherer/ Stefan Fischer
		Name:	Dr. Mirko Scherer / Stefan Fischer
		Title:	Director / Director

[Signature Page to Securities Purchase Agreement]

INVESTOR:	TVM V LIFE SCIENCE VENTURES GMBH & CO. KG

	By:	/s/ Stefan Fischer / Hubert Birner
		Name:	Stefan Fischer / Hubert Birner
		Title:	Authorized Officers

[Signature Page to Securities Purchase Agreement]

INVESTOR:

WASATCH FUNDS TRUST for Wasatch Small Cap Growth Fund

		By:	Wasatch Advisors, Inc.
		Its:	Investment Adviser

	By:	/s/ Daniel Thurber
		Name:	Daniel Thurber
		Its:	Vice President

[Signature Page to Securities Purchase Agreement]

INVESTOR:

WASATCH FUNDS TRUST for Wasatch Ultra Growth Fund

		By:	Wasatch Advisors, Inc.
		Its:	Investment Adviser

	By:	/s/ Daniel Thurber
		Name:	Daniel Thurber
		Its:	Vice President

[Signature Page to Securities Purchase Agreement]

INVESTOR:

WASATCH FUNDS TRUST for Wasatch Micro Cap Fund

		By:	Wasatch Advisors, Inc.
		Its:	Investment Adviser

	By:	/s/ Daniel Thurber
		Name:	Daniel Thurber
		Its:	Vice President

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Schedule of Investors

Investor Name	Number of Shares to be Purchased in the Initial Closing*	Number of Common Warrant Shares Underlying Common Warrants Purchased in the Initial Closing*	Aggregate Purchase Price of Initial Closing Securities	Number of Shares to be Purchased in the Second Closing*	Number of Common Warrant Shares Underlying Common Warrants Purchased in the Second Closing*	Aggregate Purchase Price of Second Closing Securities
Pharmstandard International S.A.	1,785,534	1,339,151	$9,720,000.72	2,678,301	2,008,726	$14,580,001.07
Forargos B.V.	881,745	661,309	$4,799,999.35	1,322,618	991,964	$7,200,001.74
Tianyi Lummy International Holdings Group Ltd.	363,352	272,514	$1,977,997.45	545,029	408,772	$2,967,001.62
China BioPharma Capital I, L.P.	363,352	272,514	$1,977,997.45	545,029	408,772	$2,967,001.62
TVM V Life Science Ventures GmbH & Co. KG	183,697	137,773	$1,000,000.55	275,545	206,659	$1,499,998.10
Wasatch Small Cap Growth Fund	52,450	39,337	$285,524.69	78,700	59,025	$428,423.13
Wasatch Ultra Growth Fund	7,300	5,475	$39,739.38	10,950	8,212	$59,609.07
Wasatch Micro Cap Fund	15,000	11,250	$81,656.25	22,500	16,875	$122,484.38

Total	3,652,430	2,739,323	$19,882,915.84	5,478,672	4,109,005	$29,824,520.73

*	Subject to appropriate adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization affecting the Common Stock.

EXHIBIT B

Form of Common Warrant

[Filed as Exhibit 10.2 to this Current Report on Form 8-K]

EXHIBIT C

Registration Rights Agreement

[Filed as Exhibit 10.3 to this Current Report on Form 8-K]